Exhibit 10.1

LEASE EXPANSION AND AMENDING AGREEMENT

This Agreement ("Agreement") is effective as of the last date set forth on the signature page and is made

B E T W E E N:

52ND STREET BUSINESS CENTRE LP, BY ITS GENERAL PARTNER,

52ND STREET BUSINESS CENTRE GP INC.

("Landlord")

- and -

VERSA POWER SYSTEMS LTD.

("Tenant")

OF THE FIRST PART

OF THE SECOND PART

WHEREAS:

A.By a lease dated the 20th day of May, 2005 ("Original Lease") made between Westpen Properties Ltd ("Westpen"), as Landlord, and the Tenant, Westpen did demise and lease unto the Tenant certain premises comprising approximately thirty-two thousand, two hundred and twenty (32,220) square feet identified as unit 4852 ("Original Premises") in the building municipally known as 4800 - 52nd Street SE, Calgary, Alberta ("4800 Building") located within the project known as 52nd Street Business Centre ("Project"), for a term of five (5) years commencing on the 1st day of February, 2006 and expiring on the 31st day of January, 2011 ("Original Term"), on the terms and conditions more particularly set forth in the Original Lease;
B.By a lease dated the 20th day of April, 2006 ("Amendment"), the Original Lease was amended as more particularly set out therein;
C.Effective the 1st day of October 2010, 52nd Street Business Centre LP, by its General Partner, 52nd Street Business Centre GP Inc., became the successor to Westpen in title and is the Landlord named herein.
D.By a lease renewal agreement dated 11th day of November, 2010 ("Renewal"), the Original Term of the Original Lease was renewed for a further term of three 3) years ("Renewal Term") so as to expire on the 31st day of January 2014, all upon the terms and conditions set out therein;
E.By a lease extension and amending agreement dated the 29th day of October, 2013 ("1st Extension"), Landlord and Tenant agreed to amend the Original Lease to, amongst other things, extend the Original Term as renewed by the Renewal Term for a period of three (3) years ("1st Extension Term") so to expire on the 31st day of January 2017, all upon the terms and conditions set out therein;
F.By a lease extension and amending agreement dated the 9th day of November, 2016 ("2nd Extension"), Landlord and Tenant agreed to amend the Original Lease to, amongst other things, extend the Original Term as renewed by the Renewal Term and as extended by the 1st Extension Term for a period of three (3) years ("2nd Extension Term") so to expire on the 31st day of January 2020, all upon the terms and conditions set out therein;
G.By a lease extension and amending agreement dated the 10th day of January 2020 ("3rd Extension"), Landlord and Tenant agreed to amend the Original Lease to, amongst other things, extend the Original Term as renewed by the Renewal Term and as extended by the 1st Extension Term and the 2nd Extension Term for a period of three (3) years ("3rd Extension Term") so to expire on the 31st day of January 2023, all upon the terms and conditions set out therein;
H.By a lease expansion, extension and amending agreement dated the 5th day of January 2023 ("Expansion and Extension"), Landlord and Tenant agreed to amend the Original Lease to, amongst other things:

(a) extend the Original Term as renewed by the Renewal Term and as extended by the 1st Extension Term, the 2nd Extension Term and the 3rd Extension Term for a period of five (5) years and eight (8) months ("4th Extension Term") so as to expire on September 30, 2028; and (b) expand the Original Premises to include additional space ("First Additional Premises") designated as unit 4908 in the building municipally known as 4900 - 52nd Street SE, Calgary, Alberta ("4900 Building") containing a Rentable Area of approximately 48,308 square feet, for a period of five (5) years from October 1, 2023 to September 30, 2028, all as more particularly set forth therein;

I.	The Original Term as renewed by the Renewal Term and as extended by the 1st Extension Term, the 2nd Extension Term, the 3rd Extension Term and the 4th Extension Term is hereinafter collectively referred to as the "Term"), and except to the extent used separately within this Agreement the Original Premises and the First Additional Premises shall be hereinafter referred to as the "Existing Premises";

J.	By a lease expansion and amending agreement - short form dated February 20, 2023 ("Second Expansion"), Landlord and Tenant agreed to amend the Original Lease to expand the Existing Premises to include additional space ("Second Additional Premises") designated as unit 4912 in the 4900 Building containing a Rentable Area of approximately 18,627 square feet, for a period of one (1) year and four (4) months from April 1, 2023 to July 31, 2024, all as more particularly set forth therein;
K.The Original Lease, the Amendment, the Renewal, the 1st Extension, the 2nd Extension, the 3rd Extension, the Expansion and Extension and the Second Expansion are hereinafter collectively referred to as the "Lease", and
J.	Tenant is desirous of leasing the Second Additional Premises on a long term basis, and incorporating the same into the Lease. all on the terms and conditions more particularly set forth herein.

W I T N E S S that in consideration of the sum of one dollar ($1.00) now paid by each party to the other, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto do hereby agree as follows:

1.	The above recitals are true both in substance and in fact.

2.Where used hereinafter, the term "Lease" shall mean the Lease, as amended by this Agreement, except where a contrary intent is expressly provided.
3.Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Lease.

4.	Grant and Term of Second Additional Premises

(a)Landlord hereby grants to Tenant and Tenant hereby leases from Landlord unit 4912 in the 4900 Building (the "Second Additional Premises") containing approximately 18,627 square feet of Rentable Area, subject to final measurement in accordance with the Lease, for a period of four (4) years and two (2) months (the "Second Additional Premises Term") , commencing on August 1, 2024 (the "Second Additional Premises Commencement Date") and expiring co-terminously with the Term , on the same terms and conditions as contained in the Lease for the Existing Premises, save and except as set forth herein.
(b)It is acknowledged and agreed by the parties that the term "Leased Premises" as used in the Lease shall:
(i)from the commencement date of the Lease to and including the date immediately preceding September 30, 2023, be deemed to mean only the Original Premises;

(ii)from October 1, 2023 to and including March 31, 2023, be deemed to mean only the Original Premises plus the First Additional Premises; and
(iii)from and after April 1, 2023, and throughout the remainder of the Term and any renewal or extension thereof, be deemed to mean the whole of the Original Premises, the First Additional Premises and the Second Additional Premises,

without the need for any further agreement between the parties to incorporate this change to the term "Leased Premises" and the parties hereto do hereby covenant and agree with each other accordingly.

(c)From and after April 1, 2023, Tenant shall be liable for all of the covenants, obligations, terms and conditions of the Lease in respect of the Second Additional Premises, at which time the Existing Premises and the Second Additional Premises shall be deemed to be and shall be treated as one single premises and Schedule "A" of the Lease ("Floor Plan") shall be deleted and replaced with Schedule "A" attached hereto indicating the Original Premises hatched, the First Additional Premises cross-hatched, and the Second Additional Premises outlined in bold.

(d)For greater certainty, Section 12 (Free Base Rent), Section 13 (Allowance) and the bolded language of Section 16 (Restoration) of the Expansion and Extension shall not apply to the Second Additional Premises. Further, as the Second Additional Premises is the same as the ROFO Space outlined in Section 14 (Right of First Offer) of the Expansion and Extension, Landlord and Tenant agree that Section 14 (Right of First Offer) is hereby deemed to have been deleted from the Expansion and Extension.

5.	Rent

Tenant shall pay, in lawful money of Canada, at such address as shall be designated from time to time by Landlord, Base Rent for the Second Additional Premises based on an amount per square foot of Rentable Area of the Second Additional Premises per annum, in accordance with the following rental schedule:

TIME PERIOD	RATE/SQUARE FOOT RENTABLE AREA/ANNUM
August 1, 2024 - Sept 30, 2024	$8.00
Oct 1, 2024 - Sept 30, 2025	$8.25
Oct 1, 2025 - Sept 30, 2026	$8.50
Oct 1, 2026 - Sept 30, 2027	$8.75
Oct 1, 2027 - Sept 30, 2028	$9.00

In addition to the foregoing Base Rent, Tenant shall pay to Landlord Additional Rent for the Second Additional Premises in accordance with the applicable provisions of the Lease. The Tenant acknowledges that notwithstanding that the Original Premises is located within the 4800 Building and the Second Additional Premises within the 4900 Building, Additional Rent will be estimated and charged separately based on the costs applicable to each building, respectively.

6.	Use

Tenant acknowledges that Landlord is making no representation or warranty as to Tenant's ability to use the Second Additional Premises for its permitted use, and Tenant shall, prior to executing this Agreement, perform such searches in order to confirm, and to otherwise satisfy itself, that its use is permitted under all applicable laws, and that Tenant will be able to, and shall, at its sole cost and expense, obtain an occupancy permit, if required, as well as any other permit required for Tenant to complete any Tenant's Work contemplated in connection with the Second Additional Premises, and to use the Second Additional Premises in accordance with Section 3.7 of the Lease; in addition, Tenant agrees to be responsible to pay any additional development charges or permitting costs associated with: the construction of any Leasehold Improvements on or serving the Second Additional Premises; and Tenant's use of the Second Additional Premises in accordance with the Lease, in connection with and/or during the Second Additional Premises Term.

7.	Condition of Second Additional Premises / Tenant's Work

(a)Tenant accepts the Second Additional Premises in the state and condition in which they are received from Landlord, "as is". For greater clarity, Landlord will not be required to perform any work or expend any funds (other than the Allowance) in order to prepare the Second Additional Premises for Tenant's occupancy.
(b)Upon Landlord review and approval, Tenant shall, at its cost and expense, complete or cause the completion of any Leasehold Improvements which may be required to complete the Second Additional Premises for Tenant's business operations thereon ("Tenant's Work") in accordance with the applicable provisions of the Lease and in accordance with the "Tenant Design Criteria Manual', if any, applicable to the Lands and Building. Such Tenant's Work shall include, without limitation, the following:
(i)Install a concrete sidewalk to the same base building specifications as the existing sidewalks at the 4900 Building. Tenant shall pour a sidewalk between the First Additional Premises and the Second Additional Premises in the grassy area shown below. All work including but not limited to construction, permits, drawings, engineering, and underground locates shall be at Tenant's sole cost and expense. For clarity, this work shall not be subject to restoration.

(ii)Tenant shall be allowed to demolish the existing office area on the main floor area of the Second Additional Premises and install lab areas. All work including but not limited to construction, permits, drawings, and engineering shall be at Tenant's sole cost and expense. This main floor office area in the Second Additional Premises shall be subject to the restoration provisions of the Lease, and for greater clarity Tenant shall upon expiry or earlier termination of the Lease restore the office area to the same or similar approved layout with Building standard finishes at Tenant's sole cost and expense unless otherwise agreed in writing by Tenant and Landlord. The Current floor plan as of April 30, 2024, is shown below.

(iii)Tenant shall be allowed to transfer the existing power (including but not limited to the panels, and transformer(s)) in the First Additional Premises into the Second Additional Premises so that Tenant can use that power during the Second Additional Premises Term and any renewals. This work shall be subject to the restoration provisions of the Lease, and for greater clarity Tenant shall upon expiry or earlier termination of the Lease relocate the power from the Second Additional Premises into the First Additional Premises to the location and set up prior to the original move from the First Additional Premises into the Second Additional Premises or similar set up approved by Landlord at Tenant's sole cost and expense upon Landlord's written request.

8.	Free Base Rent for Second Additional Premises

Provided there is not then any Event of Default, Base Rent shall abate for the first 5 months of the Second Additional Premises Term (the "Free Base Rent Period").

If the Lease is terminated for any reason whatsoever as a result of an Event of Default, or if the Lease is disclaimed pursuant to Section 65.2(1) of the Bankruptcy and Insolvency Act, as amended or replaced from time to time (the "Bankruptcy Act"), then for the purposes of Section 65.2(4) of the Bankruptcy Act, all of the Rent that would have been payable under the Lease but for this Section 8 shall immediately become due and payable effective the date which is immediately prior to the date of such termination or disclaimer, as the case may be.

The Tenant shall pay its share of the Operating Costs and Realty Taxes and other charges provided for in the Lease in the manner set out in the Lease during the entire Second Additional Premises Term. For clarity, the Free Base Rent period shall be applied to the 18,627 square foot Second Additional Premises only, and shall commence August 1, 2024 and expire December 31, 2024.

9.	Allowance for Second Additional Premises

(a)Landlord shall pay to the Tenant named herein, one time only, a leasehold improvement allowance in the amount of up to a maximum of Five Dollars ($5.00) per square foot of the Second Additional Premises, being Ninety-Three Thousand One Hundred Thirty-Five Dollars ($93,135.00) plus applicable Sales Taxes ("Allowance"), to be applied by Tenant toward the cost of the Tenant's Work in the Second Additional Premises.
(b)Subject to the provisions of subsections (e) below, Landlord shall pay the Allowance to Tenant within a reasonable period of time following Tenant's delivery to Landlord of a formal written invoice ("Invoice") requesting payment of the Allowance, which Invoice must be delivered within 12 months following the Second Additional Premises Commencement Date.
(c)Landlord shall be under no obligation to pay any portion of the Allowance to Tenant until the Tenant's Work has been completed expressly in accordance with the terms of the Lease, and the following have occurred:

(i)	the Second Additional Premises Commencement Date;

(ii)	the actual, physical occupancy by Tenant of the whole of the Leased Premises (including the Second Additional Premises) and diligent conduct of business therefrom ; and
(iii)	Tenant's delivery to Landlord of:

(A)copies of invoices (accompanied by reasonable back-up confirming such invoices have been paid in full) for the performance of all of the Tenant's Work completed as of the date of delivery of the Invoice;
(B)a statutory declaration signed by Tenant (or a senior officer of Tenant), to be issued after the expiry of all applicable statutory lien periods, certifying that: (I) the Tenant's Work has been completed, and the date of such completion; (II) Tenant has paid in full its general contractor engaged to complete the Tenant's Work; (III) no lien has been, or may be, claimed in respect of the Tenant's Work; and (IV) all construction lien periods have expired; and

(C)a statutory declaration signed by Tenant's general contractor (or a senior officer thereof), to be issued after the expiry of all applicable statutory lien periods, certifying that: (I) the Tenant's Work has been completed, and the date of such completion; (II) the contractor has been paid in full by Tenant; (III) all subcontractors engaged by the general contractor in connection with the Tenant's Work have been paid in full by the general contractor; (IV) no lien has been, or may be, claimed in respect of the Tenant's Work; and (V) all construction lien periods have expired; and

(D)evidence, satisfactory to Landlord, acting reasonably, that all building permits related to the Tenant's Work have been properly closed.
(d)Notwithstanding the provisions of subsection (a) above, and for greater certainty, the amount to which Tenant is entitled to pursuant hereto shall be the lesser of: (i) the actual cost incurred by Tenant in completing the Tenant's Work as evidenced by receipted invoices delivered pursuant to the provisions of subsection (c)(ii)(A) above, and (ii) the Allowance expressly provided in subsection (a) above. If the actual cost of the Tenant's Work is less than the Allowance, then the Tenant shall be reimbursed such lesser amount and the balance of the Allowance remaining shall be retained by Landlord for its own account. Correspondingly, Tenant shall be responsible for all costs of the Tenant's Work in excess of the Allowance.

(e)Notwithstanding the foregoing, Landlord shall be under no obligation to pay or credit, as the case may be, the Allowance to Tenant if, upon the date of such intended payment or credit, a claim for lien or certificate of action has been registered on title to the Lands or Building or there is then an uncured Event of Default (beyond the expiry of any applicable notice and cure period provided for in the Lease) or an Event of Default for which there is no notice and cure period. If any of the foregoing have occurred on the date upon which Landlord intends to deliver the Allowance to Tenant or make a credit toward Tenant's account, as the case may be, Landlord shall hold the Allowance, without interest, until such time as such claim for lien or certificate of action has been discharged or such Event of Default has been remedied in accordance with this Lease, at which time Landlord shall release the Allowance to Tenant or shall proceed with such credit toward Tenant's account, as applicable.
(f)Landlord shall have the right to deduct from the Allowance all amounts owing to Landlord by Tenant for any reason whatsoever and Landlord shall have the right to pay itself or any other contractor of Tenant any amounts payable in respect of any of the Tenant's Work, and it is agreed that any such deduction or payment by Landlord shall constitute a payment on account of Landlord's obligation to pay the Allowance.

(g)	If at any time during the Second Additional Premises Term:

(i)	the Lease is terminated by reason of an uncured Event of Default; or

(ii)Tenant has become bankrupt or insolvent or has taken the benefit of any statute for bankrupt or insolvent debtors, or has filed a proposal, or has made an assignment for the benefit of creditors or any arrangement or compromise, then in such event, and without prejudice to any of the Landlord's other rights and remedies available to it under the Lease and at law, the unamortized portion of the Allowance calculated from the Second Additional Premises Commencement Date on the basis of an assumed rate of depreciation of 8% interest rate charged on the unamortized portion each year of the Second Additional Premises Term up to and including the last day of the Term shall immediately become due and payable to Landlord as Additional Rent.

(h)For greater certainty, any portion of the Allowance not claimed by Tenant expressly in accordance herewith on or before the first anniversary of the execution of this Agreement shall be applied towards Base Rent.

10.	Lease Amendments

The parties hereto agree that, effective as of the date hereof, the Lease is hereby amended as follows:

(a)	Paragraph 2 of Basic Terms (Landlord's Address) is deleted in its entirety and replaced with the following:

"2.LANDLORD'S ADDRESS:c/o BentallGreenOak (Canada) Limited Partnership,

Suite 240, 640 - 5th Avenue SW Calgary, Alberta T2P 3G4"

(b)	Section 3.10.a. of the Lease is amended by deleting the phrase "three million dollars ($3,000,000.00)" therefrom and replacing the same with "five million dollars ($5,000,000.00)".
(c)	The following is hereby added to the end of Section 3.14 of the Lease:

"Without limiting the generality of the foregoing provisions of this Section 3.14, Tenant shall on expiry or earlier termination of the Term effect the removal and restoration work set out in Schedule "G" attached hereto."

(d)Section 8.15 of the Lease is deleted in its entirety and replaced with the following: "8.15 Privacy Policy

To the extent that Tenant provides information, including personal information, in connection with this Lease, Tenant consents to Landlord using and disclosing such information, for the purposes of:

a.	determining the suitability of Tenant both for the Term and any renewal or extension thereof;
b.	taking action for collection of Rent in the case of an Event of Default or otherwise exercising Landlord's rights under this Lease;
c.	facilitating any pore-authorized payment plan adopted by the parties hereto; and

d.	any other matters reasonably relating to this Lease or the use of the Leased Premises.

Consent hereunder includes consent to the disclosure by Landlord of such information, in connection with this Lease, to property managers, credit agencies, collection agencies and existing or potential lenders, investors and purchasers and as required or permitted by law. Tenant also consents to and confirms its authority and that it has all necessary consents to enable the collection, use, and disclosure, as provided in this privacy statement, of personal information about employees of Tenant and other individuals whose personal information is provided to or collected by or on behalf of Landlord in connection with this Lease. To the extent Landlord uses a managing agent, consent under this Lease includes consent for the managing agent to do all such things on behalf of Landlord. Landlord's current managing agent is BentallGreenOak (Canada) Limited Partnership ("BentallGreenOak"). Tenant also consents to the terms of BentallGreenOak's privacy policy, a copy of which is available at www.bgo.com, and to the collection, use and disclosure of personal information in accordance with such privacy policy."

(e)	Schedule "A" is deleted in its entirety and replaced with Schedule "A" attached to this Agreement.

(f)	Schedule "G" attached to this Agreement is attached to the Lease as new Schedule "G" thereto, and the list of schedules in the Table of Contents to the Lease is updated accordingly.
11.	Deposit

Landlord shall retain the existing Security Deposit, which shall be held pursuant to Section 3.6 of the Lease.

12.	Environmental

Tenant agrees to complete the environmental questionnaire attached hereto as Schedule "D" and to forthwith advise Landlord, in writing, of any changes in its activities that may alter the information provided therein.

13.	Restoration

For greater certainty, the provisions of the Lease including Section 3.14, requiring Tenant to remove such of the Leasehold Improvements (including any of the same existing in the Premises as of the date hereof), if any, as expressly required by the Lease to be removed, remains in full force and effect, unmodified hereby, save and except as may be expressly hereinabove provided under Section 7(b) and Schedule "G" of this Agreement.

14.	Managing Agent

To the extent Landlord uses a managing agent, execution and delivery of this Agreement by Tenant constitutes consent by Tenant for the managing agent to act on Landlord's behalf in connection with the operation, management, administration, maintenance, repair and replacement of the Lands and Building including, without limitation, collecting, using and disclosing information referred to in Section 8.15 of the Lease. Landlord’s current managing agent is BentallGreenOak (Canada) Limited Partnership ("BentallGreenOak"); Landlord may from time to time change its managing agent upon written notice to

Tenant. Tenant acknowledges that if this Agreement has been executed for and on behalf, in the name, and with the authority, of Landlord by a property manager or managing agent, then the covenants and agreements of Landlord are obligations of Landlord and its successors and assigns only and are not obligations personal to or enforceable against the property manager or managing agent in its own right.

15.	Agency Disclosure

Landlord hereby discloses that BentallGreenOak is acting in its capacity as authorized agents for Landlord in accordance with applicable legislation, and that BentallGreenOak: (a) acts on behalf of Landlord; (b) owes a fiduciary duty to Landlord in this transaction; and (c) shall be compensated by Landlord.

16.	The parties hereto shall, at all times hereafter, upon the reasonable request of the others make or procure to be made, done or executed, all such further assurances and to do all such things as may be necessary to give full force and effect to the full intent of this Agreement.

17.	The parties hereto hereby acknowledge, confirm and agree that in all other respects the terms of the Lease and Indemnity are to remain in full force and effect, unchanged and unmodified except in accordance with this Agreement.

18.	This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, but subject always to the provisions of the Lease restricting or limiting Tenant's right to assign the Lease or sublet the Leased Premises or carry out any other Transfer, as provided in the Lease.

19.	Landlord shall not be bound pursuant hereto until Landlord is in receipt of a fully executed original of this Agreement.
20.	The parties hereto do hereby acknowledge and confirm with one another that, notwithstanding anything contained in the Lease to the contrary:
(a)this Agreement may be executed by counterparts and by electronic transmission ("email") and, if so executed, each document shall be deemed to be an original, shall have the same effect as if all parties had executed the same copy of this Agreement, and all of which copies (when taken together) shall constitute one and the same document and shall be legal and binding upon the parties hereto; and

(b)with respect to the execution of this Agreement, they will each accept electronic signatures in accordance with the Electronic Commerce Act (Alberta).

BALANCE OF PAGE INTENTIONALLY BLANK SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set out above.

VERSA POWER SYSTEMS LTD.

(Tenant)

Per:/s/ Michael S. Bishop

Name: Michael S. Bishop

Title:EVP, Chief Financial Officer

Per:  Name:

Title:

I/We have the authority to bind the Tenant Date:July 31, 2024

52ND STREET BUSINESS CENTRE LP, by its

general partner, 52ND STREET BUSINESS CENTRE GP INC.

(Landlord)

Per: /s/ David McLean  Name:David McLean

Title: Vice President, Portfolio Management

Per:/s/ Brad Alton  Name:Brad Alton

Title: Vice President, Leasing

I/We have the authority to bind the Landlord

Date:

August 2, 2024

SCHEDULE "A"

Floor Plan of the Leased Premises

Original Premises - 4852-52nd Street SE

First Additional Premises - 4908-52nd Street SE (cross-hatched) Second Additional Premises - 4912-52nd Street SE (outlined in bold)

SCHEDULE "D"

Environmental Questionnaire

The applicant acknowledges that the information provided in this Tenant / Prospective Tenant Environmental Questionnaire will be relied upon by BentallGreenOak in determining whether the applicant may lease the prospective premises and if so, under what conditions.

Applicant's Name (theVersa Power Systems Ltd.

"Tenant"):    Prospective Property Address: 4912-52nd Street SE   Current Tenant Address: 4852-52nd Street SE   Telephone: (  )  Email:   Person Responsible:

a)	Describe the business activities to be carried on in the Premises and specify raw materials used, goods manufactured and any resulting waste materials or by-products that are generated and the quantities of these materials.

b)	Will the business activities to be carried on in the Premises entail the use, generating or storing of any contaminants or hazardous materials (including but not limited to chemical products, degreasers, corrosives, flammable or combustibles, fuels, solvents, paints, medication, oil, gas, batteries, extinguisher, etc.) in any quantity?

NO   ❑YES   ❑(If so, describe…)

c)	If yes to the above, please indicate the approximate quantities of materials which will be used or stored monthly or annually, in the Premises (please attach a separate inventory list if applicable).

d)	Will the business activities to be carried on in the Premises entail the use, generating or storing of any chemical or hazardous wastes (i.e., non-domestic refuse) in any quantity?

NO❑YES❑(If so, describe…)

e)	If yes to the above, please indicate the approximate quantities of wastes which will be generated or stored monthly or annually, in the Premises (please attach a separate inventory list if applicable).

f)	How do you intend to store the contaminants and hazardous materials and/or wastes described in b) and d)?

g)	How will the contaminants and hazardous materials and/or wastes, which are to be generated or used in the Premises, be transported and disposed of and who will be the carrier?

h)	Do the business activities to be carried on in the Premises require that you or anyone else obtain any certificate of authorizations, permits, environmental approvals or provide environmental data to government agencies?

NO❑YES❑(If so, give details and attach the related documentation)

i)	Will the business activities to be carried on in the Premises entail the discharge of contaminants and hazardous materials into the sewer system, into storm water runoff (either into the system or over land) or into the air?

j)	Is pollution control equipment required to ensure that the discharge of contaminants or hazardous materials in to the sewer system, storm water system or in the air will comply with all applicable requirements, including environmental laws, regulations, orders, by-laws or permits?

NO   ❑YES   ❑(If so, give details and list standards to be met)

k)	Do the business activities to be carried on in the Premises necessitate the installation of an underground or above ground storage tank in, on or near the Premises or the Common Facilities?

NO❑YES❑(If so, describe in detail the tank to be installed, material to be stored and whether there is any secondary containment)

l)	Will there be a prevention training or emergency plan in place to prevent an environmental incident or to deal with one if it occurs?

NO❑YES❑(If so, give details and attach a copy of the plan and training procedure)

m)	Will there be an environmental management system in place?

NO❑YES❑(If so, give details and attach a copy of the program)

n)	Is there appropriate insurance in place to handle issues related to contaminants or hazardous materials and/or wastes, including discharges into the environment? (i.e., on-premises pollution or fixed site pollution policy - provides environmental coverage for operations that are in the care, custody and control of the tenant)

NO   ❑YES   ❑(If so, give details and attach a copy of the policy or certificate of insurance)

By signing below, Tenant hereby certifies that the statements made and the information herein and data (if any) supplied herewith are true, accurate and complete.

Tenant's Signature:
Name (please print):
Title:
Date:

SCHEDULE "G"

TENANT'S ADDITIONAL RESTORATION OBLIGATIONS

The below Items are subject to restoration in conjunction with the existing restoration provisions of the Lease as further outlined in the Lease:

1. Shall remove all trade fixtures and equipment including but not limited to Kiln(s), weight measure devices, compressors, dry tanks, water systems, chillers, slurry process equipment, HEPA filtration systems, data cabling, pumps, piping, hoses, sinks, drains, electrical cabling, air lines, oil/water separators, air separators, air receivers, air dryers, intake systems, exhaust systems, fume hoods/ vents, slurry pots, slurry mixers, racking, shelving, tepid water systems, glycol tank & systems, fire suppression equipment, air separators, cable trays, and emergency eye wash station.
2. Shall remove the new rooms constructed by the tenant for their production, lab work, and testing areas including but not limited to the paste room, the slurry room, the sintering load 2 room, the green tape room, the fired cell room, the binders and solids storage room, and the solvent and hazardous waste storage room. The Tenant shall completely remove each room, repairing any damage and restoring the warehouse and office areas back to their original state as of April 30, 2024.

Proposed work and BP drawing of unit 4908 below:

3D PRESENTATION 1ST FLOOR
BELOW MEZZANINE LEVEL

Unit # 4908 – Picture of its condition as of April 30, 2024. Versa Power shall restored the Premises to this condition upon expiry or earlier termination:

3. Shall remove the mechanical room on the mezzanine structure located in unit 4908 including but not limited to all air handling units (6 currently planned), pumps, process exhaust equipment, all mechanical, electrical, piping, and concrete pads.

   BP Drawing of the mezzanine level mechanical room and associated equipment to be removed and restored in accordance with the Lease:

4. Shall remove all ducting, conduit, electrical, and mechanical equipment servicing the rooms listed above back to their source including any repairs or replacements as needed.
5. Shall remove the RTO machine and related equipment, electrical, piping, and concrete pads.
6. Shall remove the presentation chiller and related equipment, electrical, piping, and concrete pads.
7. Shall remove all generators and related equipment, electrical, piping, and concrete pads.
8. Shall remove the baghouse and related equipment, electrical, piping, and concrete pads.

9.Shall remove the dry cooler and related equipment, electrical, piping, and concrete pads. (For clarity all items on the below drawing that are circled in red shall be subject to restoration and removed)

3D PRESENTATION CHILLER/RTO/DRY COOLER

10.	Shall close off any drains or piping as directed by the Landlord.
11.	Shall remove any additional ventilation for the Tenant's use and shall patch and repair as needed.
12.Shall remove excess roof equipment, patching and repairing the roof as required. The Landlord's roofer shall be used for any work and should the roofer require sections to be fully restored the Tenant shall ensure this is completed.

Drawing of roof all equipment circled in red shall be removed and the roof repaired or restored:

13.Remove the new stairwells and covered dock loading siding covering the existing dock door area(s) and restore to its original condition including installing new 8'x10' metal insulated overhead dock doors, complete with building standard dock pads and bumpers, and 40,000 lbs capacity hydraulic dock levellers. The Tenant will replace the five (5) dock loading doors being removed including the associated hydraulic levellers, pads, bumpers, and hardware. The three (3) man doors with exterior stairwells and associated hardware shall be replaced with building standard materials and painted to match.

Plan of the BP drawing of unit 4912 rear loading area showing the five (5) dock doors that will be removed as shown shaded in grey with dock doors numbered in red.

1
2
3
4
5
EQ

Plan of the BP drawing of unit 4912 rear loading area:

Existing Warehouse loading doors and warehouse floor condition. Versa Power shall restored the Premises to this condition as of April 30, 2024:

14. Shall remove all concrete/mechanical pad(s) within the Premises which are supporting pieces of equipment. All concrete/mechanical pad(s) shall be removed completely, and the Tenant shall restore the warehouse floor to its original condition and specification as of April 30, 2024 (see above picture).
15. Shall remove all concrete/mechanical pad(s) at the rear of the exterior of unit # 4912, supporting the chiller, RTO, Dry cooler, and supporting equipment. The removal shall include patching, repairing or replacing the existing concrete apron to restore its condition as of April 30, 2024.

Plan of the BP drawing of the mechanical pads to support the chiller, RTO, and dry cooler:

±14000
EQ. EQ. EQ. EQ. EQ. EQ.
B
EQ. EQ. EQ. EQ.
±11000
±6000
EQ. EQ. EQ.
EQ. EQ. EQ.
±8500
REMOVE SECTION OF EXISTING SLAB ON GRADE TO INSTALL NEW MECHANICAL PAD. SEE PLAN 1/S-3.0
INSTALL DOUBLE SWING GATE WITH ±2450 WIDE OPENING
REMOVE SECTION OF EXISTING SLAB ON GRADE TO INSTALL NEW MECHANICAL PAD. SEE PLAN 2/S-3.0

16. Shall fill in any openings created in the demising wall separating unit # 4908 and # 4912 with the same materials of the existing demising wall.